EXHIBIT 99.1

                                             For additional information, contact
                                                   Kathy Brailer, (301) 419-3900
December 7, 2004                                   Email: kbrailer@spherix.com

              SPHERIX WINS PROTEST OF FOREST SERVICE CONTRACT AWARD

FOR IMMEDIATE RELEASE:
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BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) today announced that its protest of a contract award to a competitor for the National Recreation Reservation Service has been sustained by the Government Accountability Office. The U.S. Forest Service (Department of Agriculture) had awarded the contract to its incumbent contractor, whose bid was more than $32 million higher than Spherix's bid. GAO identified numerous flaws in the agency's handling of the procurement and its recommended corrective action included reopening the competition.

      Richard Levin, Spherix's President and CEO, said, "We applaud GAO's decision and hope that now - after a nearly two-year struggle with the Department of Agriculture - we will be given a fair and unbiased chance to compete for this award. Our past performance is superior, our system is better and available now, and our prices are far less expensive for the public. Given a fair opportunity, we are confident we will prevail."

      Spherix had operated the National Park Reservation Service since 1998 and was judged to have the highest rated proposal for that contract re-bid in 2002, when the solicitation was suddenly cancelled. The cancellation was part of a directive by the Office of Management and Budget to bundle the Park Service and Forest Service contracts, under Forest Service auspices. The Forest Service then tried to give all of the National Park Service work to its own incumbent without competition. Spherix objected and prevailed, convincing the Government to conduct a full and open competition for the bundled contract. During that process, the Forest Service sole-sourced 12 National Parks to its own incumbent reservations contractor.

      Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

      Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

                Our Internet address is http://www.spherix.com.

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